Exhibit 99.1
                     FIRST LITCHFIELD FINANCIAL CORPORATION

News Release
For Immediate Release

     First Litchfield Financial Corporation Announces First Quarter Earnings

Litchfield, Connecticut, May 10, 2007--First Litchfield Financial Corporation (the "Company") (NASDQ: FLFL.OB), the holding company for The First National Bank of Litchfield (the "Bank"), reported earnings for the first quarter of 2007. Net income for the first quarter of 2007 totaled $403,000. These earnings are $220,000 or 35% below earnings for the first quarter of 2006, which totaled $623,000. Basic and diluted income per share for the first quarter of 2007 were both $.18, compared to basic and diluted income per share of $.28 for the first quarter of 2006. The decline in net income is primarily due to the $361,000 increase in non-interest expenses related to the Company's 2006 branch expansion as well as to the decrease of $80,000 in net interest income caused by the compression of its interest margin resulting mainly from an increase in funding costs. For the first quarter of 2007, the return on average equity for the Company totaled 5.90% compared to 9.61% earned for the first quarter of 2006.

President and CEO, Joseph J. Greco stated, "While noninterest expenses for the first quarter of 2007 were $361,000 above the prior year, the increase primarily reflects our three new branch facilities. I am encouraged that we are growing into our new infrastructure. Since March 31, 2006, net loans increased $56 million or 23%, and deposits increased $9.76 million or 2.9%. I am equally excited that our wealth management and trust businesses are growing in popularity and increasingly contributing to the Bank's profitability. Trust income for the first quarter of 2007 was 27% greater than that reported for the first quarter of 2006. The growth of income from noninterest sources is an important goal and will help to offset fluctuation in the Bank's net interest income stream and serve to solidify the consistency of earnings."

Tax-equivalent net interest income for the first quarter of 2007 totaled $3,335,000, a decrease of $99,000, or 3% from the first quarter of 2006. The decrease in net interest income is due to the erosion of net interest spread, which decreased by 39 basis points from the first quarter of 2006. Funding costs, driven by competition for retail deposits, increased by 87 basis points while the yield on earning assets increased by only 48 basis points.

Offsetting some of the effect of the net interest margin compression was the growth in earning assets in the Company's loan and lease portfolios. Average earning assets for the first quarter of 2007 totaled $466 million, $31 million or 7% greater than average earning assets for the first quarter of 2006 which totaled $435 million. Growth in residential mortgages and strong growth in commercial lending resulted in the increased level of earning assets. President and CEO Joseph J. Greco further stated, "We are particularly pleased with the growth we have seen in our commercial markets. I attribute this growth to our experienced, service-driven team, as well as to a robust product offering. Additionally, we are encouraged with the program of First Litchfield Leasing. The interest we have seen in our leasing capabilities confirms our belief that this product complements the services we offer to our commercial customers."

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Non-interest income for the first quarter of 2007 totaled $795,000, increasing
$128,000, or 19% from the first quarter 2006 income of $667,000. Much of this growth is due to the increasing popularity of the Bank's wealth management products, specifically trust and retail investments. Trust income increased $70,000, or 27% from the first quarter of 2006. This increase is the result of an increased volume of investments under management, as well as from estate settlement fees. Increased revenue from the Bank's retail investment product totaled $25,000 or 128% from the first quarter of 2006. The growth in wealth management income and its increasing importance in the Bank's overall product mix is a result of efforts by management to expand wealth management products and services within the Bank's markets. Specifically, during the first quarter the Bank introduced an overlay investment program, FirstVantageSM, to its suite of wealth management services. This investment management product offers the Bank's clients access to world class money managers that were previously only accessible to the ultra-wealthy. Finally, income from banking service charges and fees increased by $44,000, or 17% from the first quarter of 2006 as a result of higher levels of deposit overdraft and service charges and master money interchange fees.

First quarter 2007 non-interest expense totaled $3,457,000, increasing 12%, or $361,000 from the first quarter 2006 expense of $3,096,000. Much of this increase is related to the increase in salaries, due mostly to staffing for the three branch facilities opened during 2006, as well as to key management personnel added during the last year. Increases in occupancy and equipment costs are also due to the new branch facilities. During the first quarter of 2007, the Bank changed its core processor provider. While expenses related to this change increased for the first quarter, cost savings related to the conversion are expected to be realized later this year.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.


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The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford,
Roxbury, Washington and Torrington. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle-market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts, The Company's website address is www.fnbl.com.


Contact:   Joseph J. Greco, President and CEO
           (860) 567-6438


                         Selected financial data follows


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                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                    March 31,
                                             2007            2006
                                             ----            ----

Total Assets                             $493,825,000    $460,843,000
Loans and leases, net                     300,916,000     244,879,000
Investments                               140,716,000     178,844,000
Deposits                                  343,192,000     277,541,000
Borrowings                                119,769,000     155,749,000
Stockholders' equity                       26,749,000      25,053,000

Book value per share                            11.85           11.17
Tangible book value per share                   11.85           11.17
Leverage ratio                                   7.72%           7.73%
Shares outstanding                          2,257,546       2,243,189


                                              For the Three Months
                                                 Ended March 31,
                                              2007            2006
                                              ----            ----
Operating results:
Net interest income                      $  3,182,000    $  3,262,000
Other noninterest income                      795,000         667,000
Loan loss provision                           105,000         105,000
Other operating expense                     3,457,000       3,096,000
Income before tax                             415,000         728,000
Income tax expense                             12,000         105,000
Net income                                    403,000         623,000

Earnings per share (basic)                        .18             .28
Return on average assets                          .32%            .54%
Return on average equity                         5.90%           9.61%




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